EXHIBIT 99.1
Complete Production Services Announces Commencement of Private Placement
of $600 Million of Senior Notes
HOUSTON, Texas, November 14, 2006 (BUSINESS WIRE)-Complete Production Services, Inc. (NYSE: CPX) announced today that it has commenced a private placement of $600 million of Senior Notes due 2016. The notes will be offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions to non-United States persons in reliance on Regulation S under the Securities Act. Complete intends to use the net proceeds of the proposed offering to retire the outstanding balance of approximately $416 million of Term B Loans under its secured credit facility, to repay approximately $30 million of term loans assumed in connection with the acquisition of Pumpco Services, and to repay a portion of its borrowings under its revolving credit facility totaling approximately $143 million.
The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes.
This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the private placement and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Complete’s filings with the Securities and Exchange Commission.
Contact: Mike Mayer, Chief Financial Officer
Complete Production Services, Inc.
281-372-2311